                                                                   EXHIBIT 10.16







                                SUPPLY AGREEMENT

                                     BETWEEN

                               THE GRADALL COMPANY
                                   (AS BUYER)


                                       AND

                        IOWA INDUSTRIAL HYDRAULICS, INC.
                                   (AS SELLER)


                                      DATED


                                 JANUARY 1, 1995

                                TABLE OF CONTENTS


Sections                                                                                     Pages
- ----------------------------------------------------------------------------------------------------------
Title Page                                                                                   1

Table of Contents                                                                            2

Exhibits                                                                                     3

Supply Agreement                                                                             4

1.   Agreement Terms and Renewal                                                             4
2.   Products/Quantities/Prices                                                              7
3.   Shipping and Packaging                                                                  12
4.   Inventory Control and Procedures                                                        14
5.   Warranty                                                                                16
6.   Quality Control                                                                         18
7.   Technical Agreement/Test Plan/Application Approval                                      18
8.   Technical Publications                                                                  19
9.   Special Considerations                                                                  20
10.  Inability or Delay of Performance                                                       20
11.  Litigation                                                                              21
12.  Notices                                                                                 22
13.  Confidentiality                                                                         22
14.  Exhibits                                                                                23
15.  Severability                                                                            23
16.  Modification                                                                            24
17.  Waivers                                                                                 24
18.  Binding on Successors; Assignment                                                       24
19.  Captions                                                                                25
20.  Governing Law                                                                           25
Signature Page                                                                               26





                                        2

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                                    Exhibits


Exhibits                                                                        Exhibit Numbers
- ----------------------------------------------------------------------------------------------------------
Estimated Annual Usage/Vendor Quote Sheet                                                    I

Hydraulic Cleanliness Specifications                                                         II

Index Price Ceiling Formula                                                                  III

Routing Guide                                                                                IV

Vendor Release and/or Shipping Schedule                                                      V

Limited General Warranty                                                                     VI

Remove/Replace Hours                                                                         VII

Quality Agreement                                                                            VIII

Vendor Information/Contacts                                                                  IX

Gradall Material Handler Cylinder Test Requirements                                          X





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                                SUPPLY AGREEMENT
                                ----------------


     This Agreement is entered into this 1st day of January, 1995 by and between the Gradall Company an Ohio Corporation (hereinafter referred to as "Buyer" or "Gradall") and Iowa Industrial Hydraulics Division of Magna Pow'r Inc, an Iowa Corporation (hereinafter referred to as "Seller" or "IIH") which is wholly subsidiary of Magna Holding, a Delaware Corp. Buyer and Seller hereby agree as follows:

1.   AGREEMENT TERM AND RENEWAL

     1.1 TERM - This Agreement will become effective January 1, 1995 and shall continue in force for three (3) years following the effective date hereof through December 31, 1997 for all products as specified in Section 2.

     1.2 TERM EXTENSION (EVERGREEN CLAUSE) - A one (1) year automatic rollover extension or "Evergreen Clause" will be applied thereafter which shall allow for "automatic" extension of this Agreement in the absence of notice for termination or modification of an extended term. If by the end of the first agreement year or December 31, 1995, neither party has provided written notice of termination or written request for revision of terms to apply during the extended period, this agreement will be automatically extended by one (1) year through December 31, 1998. This Agreement shall then continue to be automatically extended by one (1) year after each Agreement year thereafter until either party provides written request for termination or request for revision.




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              Therefore, on January 1, 1996, the Agreement will be automatically extended through December 31, 1998, and so on. This automatic rollover extension in effect provides both parties with at least two (2) years of visibility prior to expiration of this Agreement except under special conditions as outlined in Section 1.3 and 1.4.

     1.3 NOTICE OF TERMINATION OR REVISION - Prior to the end of an Agreement year, or December 31, either party may provide written notice of:

              (a) Intent to terminate this Agreement effective as of the end of the then applicable term, pursuant to Section 1.1 and 1.2, or such other date that both parties may agree to; provided, however that, this Agreement shall continue (even beyond the end of the then applicable term on a week-to-week basis) until such time as the termination of this Agreement will not result in excess inventory for the Seller or supply shortage for the Buyer;

              (b) Intent to extend this Agreement upon revised terms and conditions as the parties may agree via a written and signed addendum to this Agreement.

     1.4      TERMINATION EVENTS - This Agreement may be terminated as follows:
              (a) Seller and Buyer shall each have the right to terminate their respective obligations under this Agreement by written notice to the other party in the event that the other party has committed a breach of the terms of the Agreement herein which substantially




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                      lessens the value of the Agreement and if the breaching
                      party is either unable or unwilling to cure the breach within 120 days after the notice of termination is supplied. Notice of termination shall become final and effective within 120 days after the notice of intent to terminate has been provided unless the notice is withdrawn as a result of correction of the breach within 120 days or other actions which are satisfactory to the party who provided this notice.

              (b)     As mutually agreed upon in writing by both parties.

              (c) Immediately by one party upon the occurrence of any of the following events related to the other party:

                      (1) Become insolvent or going into liquidation or receivership.

                      (2)      Becoming a party to dissolution proceedings.

              (d) Service of a notice of termination shall be deemed effective pursuant to the terms of Section 12 of this Agreement.

              (e) The termination of this Agreement, pursuant to the terms hereof, shall not affect any of the rights or obligations of either party to the Agreement occurring prior to the effective date of such termination.




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



 2.  PRODUCTS/QUANTITIES/PRICES

     2.1 PRODUCTS AND QUANTITIES - On or before October 1 of each year of the Agreement term, Buyer will submit to Seller a "Vendor Quote Sheet" per Exhibit I (which is attached hereto and made a part hereof). This provides an estimate of the products and quantities of the Seller's products that Buyer expects to purchase in the next succeeding calendar year. Such estimates shall be defined herein as the "Estimated Annual Usage". The Estimated Annual Usage report for 1995 shall be submitted to Seller via the Vendor Quote Sheet on Exhibit I, at the time of execution of this Agreement. Subsequent estimated annual usage reports shall be submitted to Seller in substantially the same format.

     2.2      SPECIFICATIONS OF PRODUCTS
              The foregoing Product, including any revised, modified, or substitute versions thereof, shall be manufactured in conformance with the specifications set forth on Gradall drawings and Gradall approved IIH drawings as listed on the Vendor Quote Sheet, Exhibit I, under "Part Number" and/or the "Blueprint" column of the report. All Product must meet Hydraulic Cleanliness Specifications as displayed on Exhibit II attached. Any specifications for Products which have not been completed prior to the date of this Agreement shall, upon their completion to the mutual satisfaction of both Parties, identified to this Agreement by the Parties, and shall be deemed to be fully incorporated




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              herein. Gradall shall inform IIH in writing of any changes in any
              Vehicle specifications and operational requirements which may affect the life and performance of any Products as soon as possible after Gradall first becomes aware of any such change.

     2.3.     PRODUCT OR PROCESS CHANGES BY IIH
              Product or process changes desired by Seller which affect the form, fit, function, reliability, or interchangeability of service parts for the Products may not be implemented without the prior written approval of Buyer. For changes which do not affect the form, fit, function, reliability, or parts interchangeability, a written notice explaining the change in detail will be submitted to Gradall for information purposes only prior to implementation by Seller. Such notification shall be provided to the appropriate Gradall Purchasing and Engineering personnel in a manner which will provide Gradall with adequate opportunity to take into account the fact of such changes, which is normally at least 90 days. If the IIH initiated change results in a decrease in Product cost, the selling price for the Product involved shall be decreased by an amount equal to one-half of the full amount of such decrease, as agreed.

     2.4      PRODUCT CHANGES OR ADDITIONS BY GRADALL
              Product or process changes initiated by Buyer shall be provided with adequate written notice, which is normally at least 90 days, to allow




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              Seller to procure material and make the appropriate process changes to accommodate the required change. The prices and schedules for any new or redesigned Products will be negotiated in good faith by the Parties based on complete cost justification to be provided by Seller prior to release hereof by Seller's Engineering Department and then will be revised or added on the Vendor Quote Sheet (Exhibit I). If the Gradall initiated change results in a decrease in Product cost, the selling price for the Product involved shall be decreased by the full amount of such decrease, as agreed. If the change is jointly developed and the change results in a decrease in product costs, the selling price involved will be decreased by 50% of the amount of such decrease, as agreed.

     2.5      SPECIFICATION ERROR
              If Seller is unable to meet the specification, as set forth in
              Section 2.2, due to an error on the part of the Seller, and, if this error results in an increase in the "installed" cost for Gradall, diligent redesign efforts would be made through a cooperative effort by both Parties to eliminate this increased cost. If the redesign effort is unsuccessful in offsetting the increased installed cost, the cost increase would be reviewed and prices negotiated in good faith to recognize the impact on Seller's margins and the effect of the increase in installed costs. Complete




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              documentation of these installed costs would be made available by
              Buyer upon request by Seller.

     2.6      PRICES AND PRICE ADJUSTMENTS-
                                                    **PRICES**

              (a) FOR 1995 - Initial prices which will be in effect for the products are listed on the Estimated Annual Usage listing which is Exhibit I. These initial prices are to remain in effect from January 1, 1995 through December 31, 1995. Firm pricing periods thereafter will be January 1 through December 31 of each subsequent Agreement year.

             (b) FOR 1996 AND SUBSEQUENT YEARS - The prices for Seller's product for 1996 and subsequent years during the term of this Agreement will be adjusted as provided in this section.

                                                 **PRICE ADJUSTMENT**

              (c)     ADJUSTMENTS DUE TO CHANGES IN LABOR AND/OR MATERIAL COSTS
                      - Changes in pricing due to labor or material cost changes for Seller will be based on the United States Bureau of Labor Statistics Producer Price Index Code #1143 subheading "Fluid Power Equipment" (referred to herein as the "Index Price Ceiling"). Exhibit III (which is attached hereto and made a part hereof) provides an example of the pricing formula used to determine the Index Price Ceiling.




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            (d)     ADJUSTMENTS DUE TO CHANGES IN THE QUANTITIES REPORTED IN
                    PREVIOUS YEARS ANNUAL USAGE - If the annual usage for a product for any year beyond 1995 increases or decreases by 25% (twenty-five percent) or more from the estimated annual report for the previous year, the parties agree to negotiate, in good faith, an appropriate price.

            (e) QUANTITY AND PRICE EXHIBIT - Each year, Seller will prepare and Buyer will sign an updated Vendor Quote Sheet, Exhibit I, which will state the quantities and prices agreed upon by the parties for the next year. Products listed with an Estimated Annual Usage of "0" are non-forecasted items but may be used. Seller will quote assuming a lot of "1". If Buyer should require larger lot sizes for these items, the item may be requoted upon Buyer's request based on the larger size requested. Each Vendor Quote Sheet, Exhibit I, will be prepared by Seller 60 days prior to the expiration of the current year's prices which is November 1 of each year. Seller will also be responsible for maintaining any amendment to the Vendor Quote Sheet to reflect adjustments due to quantity changes or new or redesigned products.

     2.7 PAYMENT TERMS AND CONDITIONS - Payment terms shall be net 30 days from buyers receipt of invoice.




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3.   SHIPPING AND PACKAGING

     3.1 FREIGHT CHARGES - All shipments are F.O.B. Seller's shipping point; freight collect.

     3.2 SHIPPING INSTRUCTIONS - All shipments are to be made in compliance with the attached Buyer routing instructions, which is Exhibit IV (which is attached hereto and made a part hereof). Deviations from these instructions which result in increased freight cost will be backcharged to Seller unless they are approved by Buyer's transportation department prior to shipment.

     3.3 PREMIUM TRANSPORTATION COSTS - Premium transportation costs above and beyond normal transportation costs, which are caused by Seller's failure to meet acknowledged delivery dates when adequate lead time and firm periods are provided (as stated in Section 4), will be the responsibility of the Seller. Method of shipment will be expedited as determined by Buyer/Seller negotiations. In the event that Buyer pulls forward the delivery date(s) for Seller's products, inside the firm period, the Seller will advise Buyer that Seller COMMITS to such revised delivery dates. The delivery dates that Seller COMMITS to are the dates to be used to determine responsibility for premium transportation costs. However, if Seller cannot COMMIT to a revised delivery schedule, but Seller wishes to make a good faith effort to try to meet the revised delivery schedule, the Seller will advise the Buyer that a GOOD FAITH




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              EFFORT will be made to meet the revised dates. However, a GOOD
              FAITH EFFORT by the Seller shall not constitute an acknowledgement and therefore the Seller shall not be responsible for premium transportation costs that may be caused by missing rescheduled delivery dates requested by the Buyer inside the firm period.

     3.4 PACKAGING - All items are to be suitably prepared for shipment and must be packed and shipped in accordance with governing classification and tariffs applicable thereto. All items shall be packaged in a manner sufficient to ensure arrival in an undamaged condition. Seller shall be responsible for costs or damages incurred by Buyer, directly or indirectly, from improper packaging. Buyer shall file freight claim with carrier on material damaged in transit for improper handling.

     3.5 RETURNABLE CONTAINERS/PALLETS - Pallet material used will be billed as packaging costs as defined in quote. When returnable quality pallets are used and returned by Buyer, the Seller will issue credit if the following criteria is met:

              (a) Each container/pallet must be clearly and distinctly marked "Returnable". If returnable pallets are used, Buyer shall be responsible for return freight.

              (b)     The return policy must be clearly outlined in relation to:
                      1.       Description of container/pallet.
                      2.       Invoice and credit amounts.




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                      3.       Acceptable conditions for return.
                      4.       Minimum returns.
                      5. Return shipping address and return goods authorized number (if required).
                      6.       Packing requirements for return.
                      7.       Freight terms.

     3.6 CYLINDER IDENTIFICATION - Each cylinder is to be properly identified by a Gradall part number, manufacturer's name and part number and manufacturer's code for date of manufacture. Cylinders must have part numbers and codes stamped on the cylinder body, where identified by the specific Gradall print.

4.   INVENTORY CONTROL AND PROCEDURES

     4.1 LEAD TIME - Lead time for new orders shall not exceed twelve (12) calendar weeks from date of order. This lead time will be subject to vendor material availability but will not be changed without written approval and agreement of Buyer.

     4.2 RESCHEDULING AND FIRM PERIOD - Buyer reserves the right to request and Seller will make a good faith effort to comply to rescheduled requirements without penalty, for releases scheduled beyond eight
              (8) calendar weeks of the requested delivery date. No reschedule may go more than twelve (12) calendar weeks beyond the original delivery on any order. In the event that rescheduling is required beyond twelve




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              (12) calendar weeks, both parties agree to enter into good faith negotiations to agree on a delivery or payment schedule for the inventory on hand.

     4.3 PARTIAL SHIPMENTS - Partial shipments will not be accepted without prior approval of Buyer's authorized Purchasing personnel.

     4.4 OVER-SHIPMENTS - Over-shipments will not be accepted without prior approval of Buyer's authorized Purchasing personnel.

     4.5 CANCELLATIONS - In the event cancellations are required, Buyer shall be financially responsible as follows:

              (a) 100% of completed units due for delivery within eight (8) calendar weeks of the date order was cancelled, plus completed units that the parties have agreed to, in writing, as being necessary for Just-In-Time requirements. These requirements are displayed as firm "S" releases on the Vendor Release and/or Shipping Schedule report (Exhibit V).

              (b) 100% of raw material costs actually incurred for units due for delivery between eight (8) and twelve (12) calendar weeks from the date order was cancelled. These requirements are displayed as the raw material "R" period on the Vendor Release and/or Shipping Schedule report (Exhibit V).

              (c) Beyond twelve (12) calendar weeks, but not to exceed twenty (20) calendar weeks, Buyer's only responsibility is an equitable




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                      settlement for the total cost of non-cancelable raw
                      materials, from Seller's suppliers, for Buyer's products that are unique to Buyer's application and cannot be used on any other customer's application. These requirements are displayed as the forecasted "F" period on the Vendor Release and/or Shipping Schedule Report (Exhibit V).

5.   WARRANTY
     5.1 SELLER'S WARRANTY - Exhibit VI which is attached hereto and made a part hereof, sets forth Seller's current warranty. Such warranty, together with any future changes, amendments, or modifications, is hereafter defined in this agreement as "Seller's Warranty". Seller's Warranty shall be the only warranty for the products sold under this agreement, together with the following provisions:

     (a) FIELD SERVICE. Seller shall, without costs to Buyer, furnish reasonable advice and assistance to resolve field service problems with its products.

     (b) WARRANTY TERMS. Seller warrants its products sold under this agreement for twenty-four (24) months from the date Seller ships its products to Buyer or for 1500 machine hours of operation by the end-user of Gradall equipment, whichever occurs first.

     (c) REPLACEMENT. If Seller's product experiences valid warranty claims of a repetitive nature due to material flaws or manufacture processes, then




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              the Seller shall, for the defect, replace such product at no charge to Buyer.

              (c1) If the material is found defective prior to assembly or test at Gradall, the Seller is responsible for cost to replace or repair the defect.

              (c2) If the material is found defective during assembly or test at Gradall, the Seller is responsible for the cost to repair or replace the defective product. Seller further agrees to reimburse Buyer for the cost to remove and replace cylinders in Buyer's Plant at $35.00 per hour using the hours negotiate and listed on Exhibit VII, entitled "Remove/Replace Hours", (which is attached hereto and made a part hereof).

              (c3) If the part is found defective during Buyer Warranty period, the Seller is responsible for the cost to repair or replace defective product. In circumstances that merit special consideration, the Seller may be asked to negotiate on an individual basis any reasonable charges up to a maximum of two (2) times the cylinder price.

     (d) SCOPE OF WARRANTY. Seller's obligation to reimburse Buyer for warranty expenses shall not extend to any costs or expenses for which Buyer has denied Warranty coverage to Buyer's customer.




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6.   QUALITY CONTROL

     6.1 QUALITY AGREEMENT - Gradall and IIH are to establish a mutually agreeable Quality Agreement (see Exhibit VIII).

     6.2 RETURNED GOODS - If any item substantially fails Buyer's quality control inspection or is deemed by Buyer to be unacceptable for its intended use, in accordance with normally established industry standards, then Buyer reserves the right to notify Seller of these conditions and negotiate return goods at Seller's expense. Return authorization numbers will be requested by Buyer and assigned by Seller, as required. The Vendor Information/Contacts (set forth in
              Exhibit IX) is made a part of this Agreement.

7.   TECHNICAL AGREEMENT/TEST PLAN/APPLICATION APPROVAL
              Gradall and IIH have developed a mutually agreeable test plan for the Products. This plan includes specifically what tests both parties will perform and the respective criteria for acceptance of results. These tests combined with prototype testing at Gradall best simulate Gradall's application requirements which serves as the basis for Application Approval which is displayed as Exhibit
              X. Once these tests are complete and the results are approved by Buyer, the Seller's responsibilities will be limited to cost associated with material and workmanship. Seller's Engineering lab tests will meet the specification parameters as established by Buyer and only limited by Seller's




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              capabilities. In turn, Buyer agrees to reimburse Seller for lab tests, requested by Buyer, at a rate of $25.00 per hour plus actual cost of required tooling. It is also understood that Gradall's customers must operate the Vehicle in accordance with normal rough terrain operational criteria.

8.   TECHNICAL PUBLICATIONS

     8.1 INFORMATION CONCERNING COMPONENTS - Seller shall provide Buyer's Technical Publications Department with accurate and current information for items (a) through (d) listed in this Section 8.1 relative to the Seller's components. Such information will be utilized in Buyer's Parts, Service Operations and Maintenance publications and training aids. Seller shall provide the following materials:

              (a) Parts Illustrations and/or blueprints, excluding proprietary information.

              (b) Replaceable parts list with IIH part numbers and manufacturers part numbers for purchased components.

              (c) Repair kit detail (including supplier information on purchased/outsourced components).

              (d)     Service and adjustment instructions.

     8.2 REVISIONS - Any revision(s) made by the Seller concerning the above technical information must be communicated to Buyer's Technical Publications




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     Department prior to that change being incorporated into product(s) shipped to Buyer in accordance with Section 2.3.

9.   SPECIAL CONSIDERATIONS

     9.1 YEARLY FORECAST - At the request of Seller, Buyer will supply periodically a yearly forecast of all products that are sold by Seller to Buyer.

     9.2 LONG RANGE FORECAST - Buyer will share long-range forecasting information upon request by Seller for all of Buyer's products and any forecasts related to industry products that are normally available in the daily conduct of Buyer's business to aid Seller in planning and to achieve the best utilization of assets.

     9.3 TOOLING COST - Upon notification by Seller, Buyer agrees to absorb reasonable costs of tooling for new or redesigned cylinders during the term of this Agreement.

     9.4 JOINT TECHNICAL COMMITTEE - Seller proposes, and is willing to commit resources, to the creation of a joint technical committee with Buyer and to share in the net cost reduction effort of current (existing) designs. This committee would also seek to implement the most cost-effective new designs.

10.  INABILITY OR DELAY OF PERFORMANCE

     10.1 If any party is prevented from or delayed in performing any of its obligations hereunder because of any law or legally binding order,




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              regulation, direction, or act of any government or any department or agency thereof having jurisdiction over such party, or because of war, act of God, or any cause beyond the reasonable control of such party, including, but not limited to, strikes, lockouts or other labor disputes, then such party shall be excused from performing such obligations for the term of such disability and the other party shall be excused from performing its obligations hereunder to a like extent.

11.  LITIGATION

     11.1 CLAIMS AGAINST SELLER - In the event that any claim, proceeding or suit concerning the products supplied under this Agreement is brought against the Seller, Buyer shall cooperate with the Seller in the defense and investigation of any such claim and shall make available to Seller such information and assistance as may be reasonably necessary or appropriate thereto.

     11.2 CLAIMS AGAINST BUYER - In the event that any claim, proceeding or suit concerning products supplied under this Agreement is brought against Buyer, Seller shall cooperate with Buyer in defense and investigation of any such claim and shall make available to Buyer such information and assistance as may be reasonably necessary or appropriate thereto.

     11.3 LIABILITY INSURANCE LIMITS - Seller agrees to furnish to Buyer a statement outlining the provisions of Seller's self insured product liability insurance.




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12.  NOTICES

     12.1 Any notices specifically required herein or required by law shall be deemed duly given and received five business days after mailing if deposited in the United States mail, first-class, postage prepaid and mailed to the respective parties at the following addresses:

                      As to Seller:

                               Iowa Industrial Hydraulics, Inc.
                               Attn:  President
                               Industrial Park Road
                               Pocahontas, IA  50574

                      With a copy to:

                               Magna-Power, Inc.
                               Attn:  President
                               3412 N. River Road
                               Franklin Park, IL 60131

                      As to Buyer:

                               The Gradall Company
                               Attn:  President
                               406 Mill Avenue SW
                               New Philadelphia, Ohio 44663


13.  CONFIDENTIALITY

     13.1 The parties agree during and after the term of this Agreement to safeguard the confidentiality of any information obtained in the performance of this Agreement regarding the products, accessories, designs, and developments of the other party. It is agreed that each party remains the owner of its information and documents, and that




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              such information and documents can be used by the other party only for the purposes of performing under the terms of this Agreement. The disclosure of any such information or documents to any third party requires prior written approval of the owner of such information, and requires the prior agreement of such third party to safeguard the confidentiality of such information.

14.  EXHIBITS

     14.1 All Exhibits to this Agreement form an integral part of this Agreement and constitute valid and binding obligations of the respective parties. In the event of a conflict between any Section of this Agreement and any Exhibits which are attached thereto, the provisions of the Agreement shall govern.

15.  SEVERABILITY

     15.1 It is understood and agreed by the parties hereto that if any part, term, or provisions of this Agreement is held by the courts to be illegal or in conflict with the laws of the State of Ohio, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the contract did not contain the particular part, term, or provision held to be invalid.




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16.  MODIFICATION

     16.1 No letter, or other form of communication, passing between the parties hereto, covering any matter during the term of this Agreement, shall be deemed a part of this Agreement, nor shall it have the effect of amending or modifying this Agreement, unless said communication distinctly states that said communication is to constitute a part of this Agreement and is to be attached as an addendum to this Agreement and is signed by the parties hereto.

17.  WAIVER

     17.1 The failure of either party at any time to require performance by the other party to any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other such provision herein.

18.  BINDING ON SUCCESSORS; ASSIGNMENT

     18.1 The provisions of this Agreement shall be binding on and shall endure to the benefit of the successors and assigns of the parties hereto; PROVIDED, HOWEVER, THAT neither party may assign this Agreement, voluntarily or by operation of law, in whole or in part, without the written consent of the other party.

19.  CAPTIONS

     19.1 Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

20.  GOVERNING LAW

     20.1 This Agreement shall be considered as executed in, and shall be construed and interpreted in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by the respective representatives duly authorized thereof, as of the day and year first above written.

The Gradall Company (Buyer)               Iowa Industrial Hydraulics (Seller)



By: /s/ Barry Phillips                    By: /s/ Don Kluver
   -----------------------                   -----------------------

Printed                                   Printed
Name:   Barry Phillips                    Name:     Don Kluver
     -------------------------                 -------------------------
Title:   President                        Title:     President
      ------------------------                  ------------------------


By: /s/ Bruce A. Jonker                   By: /s/ Robert Hoover
   -------------------------                 --------------------------

Printed                                   Printed
Name:   Bruce A. Jonker                   Name:    Robert Hoover
     ----------------------------              --------------------------
Title:   V.P. Finance & Administration    Title: V.P. Major Account
      --------------------------------          -------------------------


By: /s/ Lonnie E. Wolfe
   -------------------------------------

Printed
Name:  Lonnie E. Wolfe
     ----------------------------------
Title:   Supv. Material Sourcing
      ---------------------------------








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